UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2016

NASCENT BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55299	45-0612715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 21st Street, Suite 300, Vero Beach, FL	32960
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (612) 961-5656

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 4, 2016, Douglas J. Karas was elected as a Director of Nascent Biotech, Inc. (the "Company"), to serve until his successor is elected and qualified.

Douglas J. Karas is Vice President, Performance Analysis and Investment Risk for Franklin Templeton Companies LLC. Mr. Karas is responsible for investment Regulatory Governance, GIPS® Compliance, Fund Board, Sales and Marketing support. Mr. Karas brings cross-functional leadership and collaboration with a strong customer service focus at all organizational levels. Mr. Karas is an Affiliate member of the Tampa Bay CFA Society.

Mr. Karas has been with Franklin Templeton Investments for 18 years. Prior to this position, he was the director- Financial Business Processes & Systems and was responsible for the firm's corporate finance applications including treasury, accounting, corporate and fund taxation and corporate development and planning. He has extensive operations management, consulting, risk and regulatory compliance, re-engineering, project management, and system development experience. Previous positions with Franklin Templeton include senior manager financial operations, manager financial program management office and manager treasury accounting control compliance.

Mr. Karas' experience cuts across operations and applications and he has exposure to treasury cash, deal and risk; revenue calculations and recognition; external and internal financial reporting (including 10-K/10-Q, Business Line Profitability, Transfer Pricing and Fund Profitability), financial instruments (dollar rolls, derivatives, ABS and MBS- Security set-up and Maintenance, Pricing, Revenue Recognition, etc.); and Procedures of Portfolio Managers and Investment Advisors in accordance with the Securities Act of 1933 and 1934, Investment Company and Investment Advisor Acts of 1940. Prior to joining Franklin Templeton, Mr. Karas held positions with Transamerica Life Companies and Federated Investors.

Mr. Karas graduated with a B.S. in business, accounting from the University of Pittsburgh and is a Certified Public Accountant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASCENT BIOTECH, INC.

Date: April 5, 2016	By:	/s/ Sean Carrick
Sean Carrick
President